As filed with the Securities and Exchange Commission on November 20, 2015

Registration No. 333-207460

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 1)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nanosphere, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	3841	36-4339870
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4088 Commercial Ave.

Northbrook, IL 60062

(847) 400-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Mr. Michael K. McGarrity

President and Chief Executive Officer

Nanosphere, Inc.

4088 Commercial Ave.

Northbrook, IL 60062

(847) 400-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Blake Hornick, Esq.

Seyfarth Shaw LLP

620 Eighth Avenue

New York, NY 10018

(212) 218-3338

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of common stock, par value $0.01 per share and one warrant to purchase one share of common stock(2)
Common stock included in the units(2)
Warrants included in the units(2)
Shares of common stock underlying warrants included in units(2)
Placement agent’s warrants(2)(3)
Shares of common stock underlying placement agent’s warrants(2)(3)
Total	$25,000,000	$2,517.50(4)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Represents warrants to purchase a number of shares of common stock equal to 6% of the shares to be sold in this offering, assuming a per share exercise price equal to 125% of the price per unit in this offering.
(4)	Calculated in accordance with Rule 457(o) of the Securities Act at the statutory rate of $100.70 per $1,000,000 of securities registered. $1,007.00 of the filing fee was paid on October 16, 2015 in connection with the original registration statement on Form S-1 to which this Amendment No. 1 relates.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED NOVEMBER 20, 2015

Shares of Common Stock

Warrants to Purchase                      Shares of Common Stock

We are offering up to                  shares of our common stock and warrants to purchase up to                  shares of our common stock. The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock, at an initial exercise price of $             per share. Each unit will be sold at a public offering price of $             per unit. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately.

Our common stock is listed on the NASDAQ Capital Market under the symbol “NSPH.” On November 19, 2015, the last reported sale price of our common stock, as reported on the NASDAQ Capital Market, was $1.27 per share. The warrants are not and will not be listed for trading on the NASDAQ Capital Market.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this Prospectus and page 16 of our Annual Report on Form 10-K for the year ending December 31, 2014, which is incorporated by reference in this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Placement agent’s fees(1)	$	$
Proceeds, before expenses, to Nanosphere, Inc.	$	$

We have agreed to reimburse the placement agent for certain of its expenses. See “Plan of Distribution” on page 17 of this prospectus for a description of the compensation payable to the placement agent.

Delivery of the shares will take place on or about            , 2015, subject to satisfaction of certain conditions.

Rodman & Renshaw

a unit of H.C. Wainwright & Co.

The date of this prospectus is            , 2015.

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references in this Prospectus to “NSPH,” “the Company,” “we,” “us” or “our” refer to Nanosphere, Inc., a Delaware corporation.

You should rely only on the information contained in or incorporated by reference into this Prospectus and any free writing prospectus authorized by us. To the extent the information contained in this Prospectus differs or varies from the information contained in any document filed prior to the date of this Prospectus and incorporated by reference, the information in this Prospectus will control. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this Prospectus is accurate only as of the date it is presented. You should read this Prospectus, the documents incorporated by reference described in the section entitled “Incorporation of Certain Information by Reference” into this Prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before investing in our securities.

We are offering to sell, and seeking offers to buy, the securities offered by this Prospectus only in jurisdictions where offers and sales are permitted. The distribution of this Prospectus and the offering of the securities offered by this Prospectus in certain jurisdictions may be restricted by law. This Prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this Prospectus in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

SUMMARY

This summary of certain information contained in this Prospectus may not include all the information that is important to you. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our securities. Therefore, you should carefully read this Prospectus, including the documents incorporated by reference, which are described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this Prospectus. You should also carefully consider the matters discussed in the sections in this Prospectus entitled “Risk Factors” and in other periodic reports incorporated herein by reference. See “Where You Can Find More Information.”

Our Business

We develop, manufacture and market an advanced molecular diagnostics platform; the Verigene® System, that enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Our proprietary nanoparticle technology provides the ability to detect multiple targets simultaneously on a single sample. We are dedicated to enhancing medicine by providing targeted molecular diagnostic tests that can lead to earlier disease detection, optimal patient treatment and improved healthcare economics. The Verigene System includes a bench-top molecular diagnostics workstation that is a universal platform for genomic and protein testing.

We believe the Verigene System is differentiated by its ease of use, superior analytical performance and ability to detect many targets on a single test, referred to as “multiplexing”. It provides lower cost for laboratories not already performing molecular diagnostic testing and enables full range of hospital laboratories and hospitals without advanced diagnostic capabilities to perform molecular genetic and for infectious disease testing. Our ability to detect proteins, which can be as much as 100 times more sensitive than current technologies for certain targets, may enable earlier detection of and intervention in diseases associated with known biomarkers as well as the introduction of tests for new biomarkers that exist in concentrations too low to be detected by current technologies.

The Verigene System is comprised of a microfluidics processor and a touchscreen reader. Certain assays, such as the Warfarin metabolism and hypercoagulation tests, were cleared by the U.S. Food and Drug Administration (“FDA”) for use with the original Verigene System processor. Subsequently, we developed and launched a second generation Verigene System processor (the “Processor SP”) that incorporates sample preparation, target amplification and detection in a sample to result format.

In addition, we are currently in development of a next generation Verigene system that will deliver improved user interface. This system is designed to provide reduced time to result, improved user interface, including a single room temperature cartridge all in a fully automated sample to result system with an optimized footprint. We plan to begin clinical trials by the end of 2015.

At this time, we believe our current Verigene System instrument inventory levels are sufficient to meet demand. With our next generation Verigene System in development, we will closely monitor inventory levels and forecasted sales to manage our investment to meet demand while managing the risk of obsolete inventory. A significant portion of our inventory is instruments held at outside customers for evaluation prior to purchase. These instruments may not convert to sales and may be returned to the Company. If returned, these instruments are refurbished and remain available for sale inventory. The cost basis of our inventory is reduced for any products that are considered excessive or obsolete based upon assumptions about future demands and market conditions. If actual future demands or market conditions are less favorable than those projected by management, inventory writedowns may be required.

Recent Developments

Loan Agreement

On May 14, 2015, Nanosphere, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with NSPH Funding LLC, an affiliate of Life Sciences Alternative Funding LLC, and SWK Funding LLC, as lenders (together, the “Lenders”) providing for the Lenders to advance term loans in an aggregate amount of up to $30 million (the “Loan”) to the Company. NSPH Funding LLC is also the agent under the Loan Agreement (in such capacity, the “Collateral Agent”).

On May 14, 2015 (the “Closing Date”), the Company drew down $20 million of the Loan. The Loan Agreement included a condition precedent and a post-closing covenant that obligated the Company to raise (i) an aggregate of at least $4 million in net proceeds from equity financings prior to entering into the Loan Agreement and (ii) an aggregate of at least $6 million in net proceeds from either equity financings or licensing or strategic partnership transactions within eight months following the Closing Date (collectively, the “Capital Requirements”), pursuant to which the Company raised an aggregate of $8 million in net proceeds from its preferred stock offerings in May 2015 and June 2015.

On July 29, 2015, the Company and the Lenders entered into the First Amendment to the Loan Agreement (the “Amendment”). The Amendment reduces the Capital Requirements under the Loan Agreement by $2 million and includes the Lenders’ acknowledgement that the Capital Requirements have been fully satisfied.

In consideration of the reduction of the Capital Requirements, the Amendment also provides that the minimum account balance in the Company’s accounts that are subject to a control agreement in favor of the Collateral Agent, which was previously $3 million and subject to increase to $4 million after the earlier of the funding of the second tranche of the Loan or March 31, 2016, is increased to $4 million concurrent with the entry into the Amendment by the Company and the Lenders and shall increase to $5.0 million after the earlier of the funding of the second tranche of the Loan or December 31, 2016.

In addition, the Loan Agreement provides for minimum quarterly amortization ratios of (i) the aggregate of our cash operating expenses, cash interest expenses and capital expenditures, to (ii) our gross profits. We did not meet the required amortization ratio of 3.5 for the quarter ended September 30, 2015, and we may not achieve the required amortization ratio of 2.6 for the quarter ending December 31, 2015. If we fail to satisfy the required amortization ratio for any two out of three successive quarters, the date on which the first amortization payment is due under the Loan Agreement would accelerate to the next following payment date, and the minimum quarterly amortization rate would increase to approximately $3.3 million, resulting in a payoff of the current amount outstanding under the term loan facility in six fiscal quarters.

Respiratory Pathogens/Expanded Panel (RP Flex)

On September 8, 2015, we announced that we had received 510(k) clearance from the United States Food and Drug Administration (the “FDA”) for our Respiratory Pathogens/Expanded Panel (RP Flex), which allows the 16 viral and bacterial targets identified by RP Flex to be reported as a full multiplex panel or in various user-defined subsets. Labs pay for only the targets ordered for each patient sample. Additional target results not originally reported can be revealed instantly without running an additional test if the clinician requests additional testing for a given patient.

Series B Preferred Stock

On June 11, 2015, we completed the issuance and sale to institutional accredited investors, in a registered direct offering, of 4,400 shares of our Series B Convertible Preferred Stock (the “Series B Preferred Stock”), which were convertible into a total of 1,203,800 shares of our Common Stock, at a conversion price of $3.655, and warrants to purchase shares of Common Stock exercisable for up to 1,203,800 additional shares of Common Stock, in the aggregate for $4.4 million. As of the date of this Prospectus, all 4,400 shares of Series B Preferred Stock have been converted into 1,203,800 shares of Common Stock which are issued and outstanding as of the date of this Prospectus.

2015 Annual Meeting of Stockholders

On September 30, 2015, we held our 2015 annual meeting of stockholders (the “Annual Meeting”) at which, among other matters, stockholders re-elected all six of our continuing directors and authorized an amendment to our 2014 Long-Term Incentive Plan (the “2014 Plan”) to increase the shares of our common stock authorized for issuance thereunder from 250,000 to 1,250,000.

Immediately following the conclusion of the Annual Meeting, our Board of Directors, based on the recommendations of the Compensation Committee of the Board of Directors, granted common stock option awards (the “Executive Stock Options”) to Michael McGarrity, our President and Chief Executive Officer, Kenneth Bahk, our Chief Strategy Officer, and Farzana Moinuddin, our Acting Principal Financial Officer, Interim Chief Accounting Officer, and Secretary, in the amounts of 200,000, 50,000 and 10,000 shares, respectively. The Executive Stock Options have an exercise price of $1.68 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on the grant date. The Executive Stock Options have a ten year term and shall vest and become exercisable in twelve, equal, quarterly installments over a three year period on January 1, April 1, July 1 and October 1 each year commencing January 1, 2016, subject to continued employment, forfeiture and cancellation upon a termination for cause, and acceleration upon a change in control of us. Our Board of Directors also granted common stock option awards (the “Director Stock Options”) to our independent directors Gene Cartwright, Erik Holmlin, Lorin J. Randall and Michael Ward in the amount of 10,000 shares each. The Director Stock Options have the same terms as the Executive Stock Options except that the Director Stock Options shall only vest in full in a single tranche on September 30, 2016.

Also immediately following the conclusion of the Annual Meeting, and in connection with the retirement of Andre de Bruin from our Board of Directors at the conclusion of his term as a director at the Annual Meeting, the Board of Directors reduced the size of the Board of Directors from seven to six members. The Board of Directors also appointed director Erik Holmlin to the Audit Committee of the Board of Directors to fill the vacancy created by Mr. de Bruin’s retirement.

Our Applications

The following table summarizes the FDA and CE In-Vitro Diagnostic Mark (“CE IVD Mark”) regulatory status of our near-term genomic and protein assays on the Verigene System:

Assay	FDA Status(1)	CE IVD Mark Status(2)
Infectious Disease Assays:
Respiratory Virus with Sub-Typing (RV+)	510(k) cleared	CE IVD Marked
Respiratory Pathogens/Expanded Panel (RP Flex)	510(k) cleared	CE IVD Marked
Bloodstream Infection (BSI) Panels
• Blood Culture – Gram Positive (BC-GP)	510(k) cleared	CE IVD Marked
• Blood Culture – Gram Negative (BC-GN)	510(k) cleared	CE IVD Marked
C. difficile (CDF)	510(k) cleared	CE IVD Marked
Enteric Panel (EP)	510(k) cleared	CE IVD Marked
Enteric Panel on Next Gen Verigine platform (EP Flex)	In development	In development

Human Pharmacogenetic Assays:
Warfarin Metabolism (CYP2C9)	510(k) cleared(3)	CE IVD Marked
Hypercoagulation (FV, FII, MTHFR Panel)	510(k) cleared(3)	CE IVD Marked
CYP2C19 Genetic Variance	510(k) cleared	CE IVD Marked

(1)	For further description of our FDA regulatory requirements, please refer to the section “Regulation by the United States Food and Drug Administration” in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	For further description of our CE IVD Mark regulatory requirements, please refer to the section “Foreign Government Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	Currently cleared only for use with the original Processor.

The following table lists our international regulatory submissions and status thereof:

International Submissions & Approvals	Country
Assay	Saudi Arabia	Mexico	Japan	South Korea
Infectious Disease Assays:
Respiratory Virus with Sub-Typing (RV+)	Approved	Approved
Blood Culture – Gram Positive (BC-GP)	Approved	Approved	Submitted	Submitted
Blood Culture – Gram Negative (BC-GN)	Approved		Submitted
C. difficile (CDF)	Approved

Human Pharmacogenetic Assays:
Hypercoagulation (FV, FII, MTHFR Panel)	Approved
CYP2C19 Genetic Variance				Submitted

Corporate Information

We were incorporated in Delaware in 1999 under the name Nanosphere, Inc. Our principal executive offices are located at 4088 Commercial Avenue, Northbrook, Illinois 60062, and our main telephone number is (847) 400-9000. Our website is located on the world wide web at http://www.nanosphere.us. We do not incorporate by reference into this Prospectus the information on, or accessible through, our website, and you should not consider it as part of this Prospectus.

THE OFFERING

Common stock offered by us	Shares shares issuable upon the exercise of warrants

Warrants	Warrants to purchase up to shares of common stock will be offered in this offering. The warrants will be exercisable at an initial exercise price of $ per share. The warrants are exercisable at any time for a period of five years from the date of issuance. This Prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Common stock outstanding before this offering	8,233,652 shares

Common stock outstanding after this offering	shares

Price per unit	$

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes and working capital.

Risk factors	You should read the “Risk Factors” beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2014 and on page 7 of this Prospectus for a discussion of factors to consider before deciding to purchase the securities we are offering.

Nasdaq Capital Market symbol for our common stock	NSPH

The number of shares of common stock to be outstanding after this offering as reflected in the table above is based on the actual number of shares outstanding as of September 30, 2015 which was 8,233,652, and does not include, as of that date:

•	shares of common stock issuable upon the exercise of warrants to be issued to investors in this offering at an exercise price of $ per share;

•	shares of common stock issuable upon the exercise of warrants to be issued to the placement agent in this offering at an exercise price of $ per share.

•	639,888 shares of common stock issuable upon the exercise of outstanding options, with a weighted average exercise price of $22.03 per share;

•	3,521,610 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering, with a weighted average exercise price of $2.73 per share;

•	783,592 shares of common stock reserved for future issuance under our 2014 Long Term Incentive Plan.

RISK FACTORS

Before you make a decision to invest in the securities that we are offering pursuant to this Prospectus, you should consider carefully the risks described below, together with other information in this Prospectus and the information incorporated by reference herein. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

See “Risk Factors” beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated herein by reference.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering, and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per unit being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale by us of                  shares of common stock in this offering, and based on a public offering price of $             per unit in this offering and a pro forma net tangible book value of our common stock of $             million, or $             per share, as of September 30, 2015, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $             per share in the net tangible book value of the common stock. In the event that you exercise your warrants, you will experience additional dilution to the extent that the exercise price of these warrants is higher than the net tangible book value per share of our common stock. If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders, including investors who purchase shares of common stock and warrants in this offering, may experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per unit paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. See “Dilution” on page 13 of this Prospectus for a more detailed discussion of the dilution you will incur in connection with this offering.

We will require additional financing after completion of this offering

We currently do not have sufficient capital to fully fund the activities needed to commercialize and market our products and to generate net income. As of September 30, 2015, we had approximately $12.3 million of cash and cash equivalents, and an additional $4 million of restricted cash. After receipt of the net proceeds of this offering, we anticipate having sufficient cash on hand and cash from future operations to fund our operations for at least the near future, however there can be no assurance that our marketing and sales efforts will progress as anticipated or that our cash generated from operations will be as expected.

We do not anticipate achieving positive operating cash flow in at least the next twelve months. We require increased investment in additional manufacturing scale-up, and to add sales, marketing and customer support personnel during the next twelve months to advance the commercialization of our products. We operate in a market that makes our prospects difficult to evaluate, and achievement of positive cash flow from operations will depend upon revenue resulting from adoption of both our current products and future products that depend upon regulatory clearance. Demand for our respiratory products is directly proportional to the size and duration of the annual season for influenza and other respiratory illnesses. Any unanticipated acceleration or deceleration of customer demand for our product relative to projections will have a material effect on our cash flows.

Management is uncertain that our current and anticipated cash resources would be sufficient to support currently forecasted operations through at least the next twelve months, and we will need additional debt or equity financing in the future to execute our business plan and to be able to continue as a going concern. If in the future, we fail to satisfy the continued listing standards of NASDAQ, we may not be able to sell shares of our common stock. Accordingly, market conditions may limit our ability to raise capital on favorable terms, or at all, and the terms of any public or private offerings of debt or equity securities likely would be significantly dilutive to existing shareholders. Management also believes that, if necessary, it can implement plans in the short term to conserve existing cash should additional financing activities be delayed. Capital outlays and operating expenditures may increase over the next twelve months as the Company expands its infrastructure, manufacturing capacity and research and development activities to support commercialization of our products.

We cannot guarantee that we would be able to obtain any of the additional debt or equity financing that would be required after completion of this financing on commercially reasonable terms or at all, and we may continue to evaluate a full range of potential strategic alternatives. Additional equity funding could be dilutive to existing stockholders. If we fail to obtain the necessary debt or equity financing when needed, we may not be able to execute our planned development and commercialization efforts, which would have a material adverse effect on our growth strategy and our results of operations and financial condition. If we are unable to generate sufficient capital from operations or raise additional funds, we will need to do one or more of the following:

•	delay, scale-back or eliminate research and development of some or all of assays or the next generation Verigene System;

•	license third parties to develop and commercialize products or technologies that we would otherwise seek to develop and commercialize ourselves;

•	attempt to sell our company;

•	cease operations; or

•	declare bankruptcy.

The occurrence of any of the foregoing events would have a material adverse effect on our growth strategy and our results of operations and financial condition, and there can be no assurance that we would be able to continue as a going concern.

The issuance of additional equity securities may negatively impact the trading price of our common stock.

We have issued equity securities in the past, will issue equity securities in this offering and expect to continue to issue equity securities to finance our activities in the future. In addition, outstanding options and warrants to purchase our common stock may be exercised and additional options and warrants may be issued, resulting in the issuance of additional shares of common stock. The issuance by us of additional equity securities, including the shares of common stock issuable upon exercise of the warrants issued by us in this offering, would result in dilution to our stockholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of our common stock.

We have a significant number of outstanding warrants and options, and future sales of the shares obtained upon exercise of these options or warrants could adversely affect the market price of our common stock.

As of September 30, 2015, we had outstanding options exercisable for an aggregate of 639,888 shares of common stock at a weighted average exercise price of $22.03 per share and warrants to purchase up to 3,521,610 shares of our common stock at a weighted average exercise price of $2.73 per share, including warrants to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.01 per share. We have registered the issuance of all the shares issuable upon exercise of the options and warrants, and they will be freely tradable by the exercising party upon issuance. The holders may sell these shares in the public markets from time to time, without limitations on the timing, amount or method of sale. As our stock price rises, the holders may exercise their warrants and options and sell a large number of shares. This could cause the market price of our common stock to decline.

There is no public market for the warrants to purchase shares of our common stock being offered by us in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including the NASDAQ Capital Market. Without an active market, the liquidity of the warrants will be limited.

The market price of our common stock is volatile, and the value of your investment could decline significantly.

The trading price for our common stock has been, and we expect it to continue to be, volatile. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results, our financial situation, announcements of technological innovations or new products by us or our competitors, our ability or inability to continue the listing of our common stock on a national securities exchange, our ability or inability to raise the additional capital we may need and the terms on which we raise it, and general market and economic conditions, some of which are beyond our control. These broad market fluctuations may lower the market price of our common stock and affect the volume of trading in our stock.

Our stock price has in the past and may in the future not meet the minimum bid price for continued listing on the Nasdaq Capital Market. Our ability to publicly or privately sell equity securities and the liquidity of our common stock could be adversely affected if we are delisted from The Nasdaq Capital Market.

On September 19, 2014, we received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market (the “Staff”), notifying us that, for the last 30 consecutive business days, the closing bid price of our common stock has not been maintained at the minimum required closing bid price of at least $1.00 per share as required for continued listing on The NASDAQ Global Market pursuant to Listing Rule 5450(a)(1) (“Minimum Bid Price Rule”). In October 2014, we transferred the listing of our common stock to the Nasdaq Capital Market. On April 8, 2015, we completed a 20-to-1 reverse split of our issued and outstanding common stock. Although we regained compliance with the Minimum Bid Price Rule on April 23, 2015, there can be no assurance that our common stock will continue to satisfy this rule. If we were to fail to comply with the Minimum Bid Price Rule again the future and became subject to delisting, such delisting from NASDAQ would adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting also could have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Prospectus, including the documents that we incorporate by reference herein, and other information that we may furnish to the SEC from time to time contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act. All statements, other than statements of historical facts, included in this Prospectus and information that we furnish to or file with the SEC regarding our strategy, future operations, future financial position, future net sales, projected expenses, products’ placements, performance and acceptance, prospects and plans and management’s objectives, as well as the growth of the overall market for our products in general and certain products in particular and the relative performance of other market participants are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “continue,” “objective,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements reflect our current views about future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to:

•	if we do not achieve significant product revenue, we may not be able to meet our cash requirements without obtaining additional capital from external sources, and if we are unable to do so, we may have to curtail or cease operations;

•	inaccurate estimates of the potential market size for our products (including the hospital lab market in general and the blood stream infection (BSI) market in particular) or failure of the market for these products to grow as anticipated;

•	the past performance of other companies which we believe to have been in a market position analogous to where we believe we are now may not be predictive of our future results in the manner we believe them to be;

•	our analysis of who our competitors have been, who they are now and who they will be in the future (particularly in the infectious disease product markets) and our predictions of relevant future performance may be inaccurate;

•	comparisons of actual financial results for another company to what we predict will be our future financial results may be inappropriate;

•	predictions of customer metrics needed to achieve profitability and their relationship to our cash flow position, needs and expenses may prove to be inaccurate;

•	entrance of other competitors or other factors causing us to lose competitive advantage in the sample-to-result MDx market;

•	a lack of commercial acceptance of the Verigene System, its array of tests, and the development of additional tests, which could negatively affect our financial results;

•	failure of third-party payors to reimburse our customers for the use of our clinical diagnostic products or reduction of reimbursement levels, which could harm our ability to sell our products;

•	failure of our products to perform as expected or to obtain certain approvals or the questioning of the reliability of the technology on which our products are based, which could cause lost revenue, delayed or reduced market acceptance of our products, increased costs and damage to our reputation;

•	our inability to manage our anticipated growth, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand;

•	the adequacy of our response to the U.S. Food and Drug Administration (“FDA”) warning letter that we received on January 22, 2015;

•	our ability to retain and attract senior executives and key scientific and technical personnel to execute our business plan;

•	our ability to continue as a going concern; and

•	those set forth under “Risk Factors” beginning on page 7 of this Prospectus and page 16 of our Annual Report on Form 10-K for the year ended December 31, 2014.

These forward-looking statements represent our estimates and assumptions only as of the date such statements have been made. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made or to conform these statements to actual results. Forward-looking statements should be read in conjunction with the consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in this Prospectus and our Annual Report on Form 10-K for the year ended December 31, 2014.

You should carefully consider all the information in or incorporated by reference in this Prospectus prior to investing in our securities.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the securities offered pursuant to this Prospectus will be approximately $         million. “Net proceeds” is what we expect to receive after deducting placement agent fees and commissions and other expenses of this offering payable by us.

We will use the net proceeds from the sale of our securities in this offering for general corporate purposes and working capital.

Until we use the net proceeds of this offering, we may invest the funds in short-term, investment grade, interest-bearing securities.

DETERMINATION OF OFFERING PRICE

The offering price of the units has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. No valuation or appraisal has been prepared for our business. Our common stock is listed and traded on the NASDAQ Capital Market under the symbol “NSPH.” The following table sets forth, for the quarters shown, the range of high and low sales prices of our common stock on the NASDAQ Capital Market (as adjusted, for periods prior to April 8, 2015, for the 20-to-1 reverse stock split we completed on such date).

	Common Stock
	High	Low
Fiscal Year Ending December 31, 2015
Fourth quarter (through November 19, 2015)	$2.12	$1.17
Third quarter	$3.64	$1.58
Second quarter	$5.80	$3.01
First quarter	$8.98	$4.34
Fiscal Year Ending December 31, 2014
Fourth Quarter	$25.40	$6.40
Third quarter	$35.40	$10.80
Second quarter	$45.60	$24.00
First quarter	$59.40	$40.20
Fiscal Year Ending December 31, 2013
Fourth quarter	$51.60	$36.20
Third quarter	$70.60	$35.40
Second quarter	$89.80	$41.60
First quarter	$65.00	$34.40

The closing price of our common stock on the NASDAQ Capital Market on November 19, 2015 was $[            ] per share. Immediately prior to this offering, we had 8,233,652 shares of common stock outstanding, which were held by approximately 47 stockholders of record and more than 8,000 beneficial owners of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION

Our net tangible book value of our common stock as of September 30, 2015 was approximately $12.5 million, or approximately $1.52 per share of common stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to the sale of                  units at the public offering price of $          per unit and after deducting placement agent fees and commissions and estimated offering expenses, our pro forma net tangible book value as of September 30, 2015 would have been approximately $          million, or $          per share, which excludes the warrants to purchase                  shares of our common stock to be issued to investors in this offering and warrants to purchase                  shares of our common stock to be issued to the placement agent in this offering. This represents an immediate increase in net tangible book value of $             per share to existing stockholders and immediate dilution of $          per share to investors purchasing our Common Stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Public offering price per equivalent share of common stock			$
Net tangible book value per share of common stock as of September 30, 2015		$1.52
Pro forma net tangible book value per common stock as of September 30, 2015	$
Increase in net tangible book value per share of common stock attributable to the offering	$
Dilution in net tangible book value per share of common stock to new investors in the offering			$

The above discussion and table are based on 8,233,652 shares of our common stock outstanding as of September 30, 2015 (as adjusted for the 20-to-1 reverse stock split we completed on April 8, 2015) and does not include:

•	639,888 shares of common stock issuable upon the exercise of outstanding options, with a weighted average exercise price of $22.03 per share;

•	3,521,610 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering, with a weighted average exercise price of $2.73 per share;

•	783,592 shares of common stock reserved for future issuance under our 2014 Long Term Incentive Plan;

•	shares of common stock issuable upon the exercise of warrants to be issued to investors in this offering at an exercise price of $ per share; and

•	shares of common stock issuable upon the exercise of warrants to be issued to the placement agent in this offering at an exercise price of $ per share.

Because there is no minimum offering amount required as a condition to the closing of this offering, the dilution per share to new investors may be more than that indicated above in the event that the actual number of shares sold, if any, is less than the maximum number of shares of our common stock we are offering.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our common stock or outstanding warrants to purchase shares of our common stock. The exercise of outstanding options and warrants having an exercise price less than the offering price will increase dilution to new investors.

DESCRIPTION OF OUR CAPITAL STOCK

General

As of the date of this Prospectus, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which 4,400 shares have been designated as Series A Preferred Stock and 4,400 shares have been designated as Series B Preferred Stock. As of September 30, 2015, there were 8,233,652 shares of our common stock outstanding, no shares of our Series A Preferred Stock outstanding, and no shares of our Series B Preferred Stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are fully paid and nonassessable. Except as described below in “Anti-Takeover Effects of Delaware Law Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws,” a majority vote of common stockholders is generally required to take action under our amended and restated certificate of incorporation and amended and restated by-laws.

Preferred Stock

Our board of directors is authorized, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series, of which 8,800 shares of preferred stock were previously designated, issued and are no longer outstanding. Our board of directors can fix or alter the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting a class or series. The issuance of preferred stock could, under certain circumstances, result in one or more of the following adverse effects:

•	decreasing the market price of our common stock;

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our stockholders.

Our board of directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. We have no current plans to issue any shares of preferred stock.

Warrants

The following is a brief summary of the material terms of the warrants and is subject in all respects to the provisions contained in the warrants, the form of which is incorporated by reference in this Prospectus.

Exercisability. Holders may exercise warrants at any time up to 11:59 p.m., New York time, on the date that is 60 months after the date of issuance. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise discussed below). The holder of warrants does not have the right to exercise any portion of the warrant if the holder would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such exercise. This percentage may, however, be raised or lowered to an amount not to exceed 9.99% at the option of the holder upon at least 61 days’ prior notice from the holder to us.

Cashless Exercise. At any time when a registration statement covering the issuance of the shares of common stock issuable upon exercise of the warrants is not effective, the holder may, at its option, exercise its warrants on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Exercise Price. The exercise price of common stock purchasable upon exercise of the warrants is $             per share. The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. The warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer.

Purchase Rights, Fundamental Transactions and Change of Control. If we sell or grant any rights to purchase stock, warrants or securities or other property to our stockholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding common stock, the sale of all or substantially all of our assets, or another transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

Exchange Listing. We do not plan on making an application to list the warrants on the NASDAQ Capital Market, any national securities exchange or other nationally recognized trading system. Our common stock underlying the warrants is listed on the NASDAQ Capital Market.

Rights as Stockholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase stock, warrants or securities or other property to our stockholders on a pro rata basis) or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Fractional Shares. No fractional shares of common stock will be issued upon the exercise of the warrants. Rather, the number of shares of common stock to be issued will be rounded down to the nearest whole number.

Anti-Takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws

Section 203 of the Delaware General Corporation Law

We have elected not to be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 regulates acquisitions of Delaware corporations by prohibiting a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date this stockholder became an interested stockholder.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Section 203 defines an “interested stockholder” as:

•	any person who owns 15% or more of the corporation’s outstanding voting stock

•	any person associated or affiliated with the corporation who owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock; or

•	affiliates and associates of any such person.

Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

Certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our amended and restated certificate of incorporation and amended and restated by-laws, as applicable, among other things:

•	provide that special meetings of the stockholders may be called only by our Chairman of the Board, Chief Executive Officer, notice by at least two members of the board of directors or a written request of holders of at least a majority of our outstanding capital stock;

•	establish procedures with respect to stockholder proposals and stockholder nominations, including requiring that advance written notice of a stockholder proposal or director nomination generally must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary date of mailing of our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders;

•	do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders;

•	require that the vote of holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors is required to amend various provisions of our amended and restated certificate of incorporation and amended and restated by-laws, including provisions relating to:

•	the number of directors on our board of directors;

•	the election, qualification and term of office of our directors;

•	removal of members of our board of directors; and

•	certain amendments to our amended and restated certificate of incorporation and amended and restated by-laws; and

•	provide that the board of directors has the power to alter, amend or repeal the amended and restated by-laws without stockholder approval.

Our amended and restated certificate of incorporation authorizes our board of directors, without further vote or action by the stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share (of which 4,400 shares have been designated as Series A Preferred Stock and 4,400 shares have been designated as Series B Preferred Stock), in one or more classes or series, and to fix or alter:

•	the number of shares constituting any class or series;

•	the designations, powers and preferences of each class or series;

•	the relative, participating, optional and other special rights of each class or series; and

•	any qualifications, limitations or restrictions on each class or series.

The above provisions are intended to promote continuity and stability in the composition of our board of directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are expected to reduce our vulnerability to unsolicited acquisition attempts as well as discourage certain tactics that may be used in proxy fights. Such provisions, however, could discourage others from making tender offers for our shares and, as a consequence, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions could also operate to prevent changes in our management.

NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “NSPH”.

PLAN OF DISTRIBUTION

We engaged H.C. Wainwright & Co., LLC (“Wainwright” or the “placement agent”) to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. Wainwright is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of shares by us. Therefore, we may not sell the entire amount of shares being offered. We will enter into a securities purchase agreement directly with investors who purchase our common stock in this offering. Wainwright may engage one or more sub-placement agents or selected dealers to assist with the offering.

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 6.0% of the gross proceeds to us from the sale of the shares of our common stock in the offering and we will issue to the placement agent the Placement Agent Warrant as outlined below. We will reimburse Wainwright for its expenses incurred in connection with this offering in a non-accountable amount equal to $50,000.

The following table shows the per share and total placement agent fees we will pay in connection with the sale of the securities in this offering, assuming the purchase of all of the securities we are offering.

Per share placement agent cash fees	$
Total	$

We estimate the total expenses of this offering, which will be payable by us, excluding the placement agent fees, will be approximately $        . After deducting the fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $         million.

In addition, we agreed to grant compensation warrants to the placement agent (the “Placement Agent Warrant”) to purchase a number of shares of our common stock equal to 6% of the aggregate number of shares of common stock sold to the investors in this offering. The compensation warrants will have an exercise price of $         (125% of the public offering price per unit) and will terminate on the five year anniversary of the effective date of the registration statement of which this prospectus is a part. Pursuant to FINRA Rule 5110(g), the compensation warrants and any shares issued upon exercise of the compensation warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

•	by operation of law or by reason of reorganization of our company;

•	to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

•	if the aggregate amount of securities of our company held by the holder of the compensation warrants or related persons do not exceed 1% of the securities being offered;

•	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

The placement agent has performed investment banking services for us in the past, for which it has received customary fees and expenses. The placement agent may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business and may continue to receive compensation from us for such services, but we have no present agreements with the placement agent to do so.

Determination of offering price

The public offering price of the shares of our common stock we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the shares of our common stock we are offering include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Agreements

Our officers and directors have agreed with the placement agent to be subject to a lock-up period of 60 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right to warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the securities purchase agreement, to similar lock-up restrictions on the issuance and sale of our securities for days following the date of this prospectus, although we will be permitted to issue stock options to directors, officers, employees and consultants under our existing plans. The 60 day lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the placement agent may be required to make with respect to any of these liabilities.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding options or warrants, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Sale of Restricted Securities

Shares of our Common Stock beneficially owned by individuals who are our affiliates will be restricted securities under the Securities Act. Individuals who may be considered our affiliates are those individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our Common Stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of Common Stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates also will be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about us is “available,” which means that, on the date of sale, we are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated by-laws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into indemnification agreements with our directors and officers. The indemnification agreements will provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The foregoing statements are subject to the detailed provisions of the DGCL, our articles and our by-laws.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities offered by this Prospectus will be passed upon for us by Seyfarth Shaw LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the placement agent by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements, incorporated in this Prospectus by reference from Nanosphere, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Nanosphere, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, proxy statements, and other documents with the SEC under the Exchange Act. The public may read and copy any materials we file with the SEC, including the registration statement of which this Prospectus is a part, at the SEC’s Public Reference Room at 100 F Street, NE, Room 2521, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Nanosphere. General information about Nanosphere, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.nanosphere.us as soon as reasonably practicable after we file them with, or furnish them to, the SEC. The information contained on or accessible through our website or the SEC’s website shall not be deemed to be a part of this Prospectus or the Registration Statement on Form S-1 of which this Prospectus is a part.

We have filed a Registration Statement on Form S-1 to register with the SEC the shares of our Common Stock offered pursuant to this Prospectus. This document constitutes a part of that Registration Statement, together with all amendments, supplements, schedules and exhibits to the registration statement.

This Prospectus does not contain all of the information in the registration statement. Each statement contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a more complete description of the matter involved.

You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:

Investor Relations

Nanosphere, Inc.

4088 Commercial Ave.

Northbrook, IL 60062

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus. We incorporate by reference in this Prospectus the documents listed below which have been filed with the SEC:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2014 as filed with the SEC on February 11, 2015;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2014 as filed with the SEC on April 2, 2015;

•	Our Quarterly Reports on Form 10-Q for our quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015 as filed with the SEC on May 12, 2015, August 10, 2015 and November 9, 2015;

•	Amendment No. 1 to our Quarterly Report on Form 10-Q/A for our fiscal quarter ended June 30, 2015 as filed with the SEC on August 11, 2015;

•	Our definitive proxy statement on Schedule 14A, relating to our annual meeting of stockholders held on September 30, 2015, as filed with the SEC on August 19, 2015;

•	Our Current Reports on Forms 8-K as filed with the SEC on January 28, 2015 (excluding such portions furnished under Items 2.02 and 9.01 (Exhibit 99.1) thereto), April 7, 2015, May 14, 2015, June 2, 2015, June 11, 2015, July 31, 2015 and October 2, 2015; and

•	The description of our common stock that is contained in our Form 8-A filed on October 29, 2007 (File No. 001-33775), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                 Shares of Common Stock

Warrants to Purchase                  Shares of Common Stock

PROSPECTUS

Rodman & Renshaw

a unit of H.C. Wainwright & Co.

November     , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities to be registered:

Item	Amount
Registration Statement filing fee	$2,518
FINRA Filing Fee	4,250
Accountants fees and expenses	70,000
Legal fees and expenses	100,000
Printing	10,000
Miscellaneous	5,000

Total	$191,768

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated by-laws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into indemnification agreements with our directors and officers. The indemnification agreements will provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The foregoing statements are subject to the detailed provisions of the DGCL, our articles and our by-laws.

Item 15.	Recent Sales of Unregistered Securities.

May 2015 Equity Financing

On May 14, 2015, we completed the issuance and sale to institutional accredited investors (the “Series A Investors”), in a registered direct offering, of 4,400 shares of our Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which were convertible into a total of 1,168,659 shares of our common stock, par value $0.01 per share (the “Common Stock”), at a conversion price of $3.765, and warrants to purchase shares of Common Stock exercisable for up to 1,168,659 additional shares of Common Stock, in the aggregate (the “Series A Investor Warrants”) for $4.4 million. The Series A Investor Warrants have an exercise price of $3.65 per share and are exercisable for 5 years commencing six months from the closing date. Net proceeds from the sale of the Series A Preferred Stock and Series A Investor Warrants after placement agent fees and other offering expenses were approximately $4.0 million. We intend to use the proceeds of the Series A Preferred Stock offering for general corporate purposes and working capital. Under the terms of the Series A Purchase Agreement, we are restricted from selling equity securities for the first 150 days following May 14, 2015, subject to certain exceptions. This restriction shall lapse if our Common Stock achieves a volume weighted average price of least $6 per share with an average daily trading volume of at least $250,000 for any period of 20 consecutive trading days. The Series A Investors waived this restriction in connection with June 2015 Equity Financing described below. As of September 30, 2015, the Series A Investors had converted all 4,400 shares of Series A Preferred Stock into 1,168,659 shares of our Common Stock.

In connection with the issuance and sale of the Series A Preferred Stock and Series A Investor Warrants, and as partial payment of the placement agent’s fees in connection therewith, the Company issued to the placement agent and certain of its principals warrants to purchase an aggregate of 70,120 shares of our Common Stock (the “Series A Placement Agent Warrants”) at an exercise price of $4.45 per share and otherwise with the same terms and conditions as the Series A Investor Warrants.

The Series A Investor Warrants and Series A Placement Agent Warrants were issued in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), based in part upon representations made by the Series A Investors to us in the securities purchase agreement dated May 11, 2015 between us and the Series A Investors and the placement agent’s sophistication as a registered broker dealer.

The shares of our Common Stock issuable upon exercise of the Series A Investor Warrants and Series A Placement Agent Warrants have been registered under the Securities Act on a resale shelf registration statement on Form S-3, File No. 333-205575, declared effective by the SEC on July 21, 2015.

2015 Loan Agreement

On May 14, 2015 (the “Closing Date”), we entered into a Loan and Security Agreement (the “2015 Loan Agreement”) with NSPH Funding LLC, an affiliate of Life Sciences Alternative Funding, LLC, and SWK Funding LLC, as lenders (together, the “New Lenders”) providing for the New Lenders to advance term loans in an aggregate amount of up to $30 million (the “Loan”) to the Company. NSPH Funding LLC also will act as agent under the 2015 Loan Agreement. On May 14, 2015, concurrent with our entry into the 2015 Loan Agreement, we drew down $20 million of the Loan, terminated our existing debt facility with Silicon Valley Bank and Oxford Finance, LLC (the “Prior Lenders”) and repaid approximately $8.9 million in full satisfaction of all outstanding liabilities and obligations to the Prior Lenders under such existing debt facility. The remaining $10 million of the New Lenders’ commitment can be drawn upon satisfaction of certain other conditions on or before the first anniversary of the Closing Date, including our achieving trailing six month revenue of at least $12 million during any consecutive six month period and us selling no less than 100 cumulative new units during any 12 month period starting January 1, 2015. Except for the $8.9 million used to repay the Prior Lenders, the Company intends to use all other proceeds from the Loan for general corporate purposes and working capital.

The 2015 Loan Agreement includes a covenant that the Company must raise at least $6 million in net proceeds from either equity financings or licensing or strategic partnership transactions within eight months following the Closing Date (i.e. January 14, 2016). After our completion of the sale of Series B Preferred Stock (as defined below under the heading “June 2015 Equity Financing”) on June 11, 2015, we must raise an aggregate of at least an additional $2 million in net proceeds from either equity financings or licensing or strategic partnership transactions by January 14, 2016 to satisfy the financing covenant in the 2015 Loan Agreement. The 2015 Loan Agreement also includes customary negative covenants that restrict the Company from incurring additional debt or disposing of material assets (except for sales in the ordinary course). The 2015 Loan Agreement also provides for customary events of default, including among others, nonpayment of principal, interest, fees or other amounts; material inaccuracy of representations; violation of covenants (including the covenant to raise $6 million in capital discussed above); and bankruptcy or insolvency of the Company. If an event of default occurs under the 2015 Loan Agreement, the entire outstanding balance would become immediately due and payable upon notice in certain instances from the Collateral Agent or New Lenders (or on an automatic basis in the event of a bankruptcy or insolvency event).

As consideration for the funding of the Loan and the New Lenders’ commitment thereunder, we issued warrants to the New Lenders to acquire an aggregate of up to 1,000,000 shares of our Common Stock with an exercise price of $0.01 per share and an expiration date that is ten years from the date of the 2015 Loan Agreement (the “Lender Warrants”). The Lender Warrants can be settled in shares of our Common Stock by cashless exercise in lieu of payment of the exercise price at the option of the New Lenders. The Lender Warrants were issued in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, based in part upon representations made by the New Lenders to the Company that they are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act.

The shares of our Common Stock issuable upon exercise of the Lender Warrants have been registered under the Securities Act on a resale shelf registration statement on Form S-3, File No. 333-205575, declared effective by the SEC on July 21, 2015.

June 2015 Equity Financing

On June 11, 2015, we completed the issuance and sale to institutional accredited investors (the “Series B Investors”), in a registered direct offering, of 4,400 shares of our Series B Convertible Preferred Stock (the “Series B Preferred Stock”), which are convertible into a total of 1,203,800 shares of our Common Stock, at a conversion price of $3.655, and warrants to purchase shares of Common Stock exercisable for up to 1,203,800 additional shares of Common Stock, in the aggregate (the “Series B Investor Warrants”) for $4.4 million. The Series B Investor Warrants have an exercise price of $3.54 per share and are exercisable for 5 years commencing six months from the closing date. Net proceeds from the sale of the Series B Preferred Stock and Series B Investor Warrants after placement agent fees and other offering expenses were approximately $4.0 million. We intend to use the proceeds of the Series B Preferred Stock offering for general corporate purposes and working capital. Under the terms of the Series B Purchase Agreement, we continue to be restricted from selling equity securities for the first 150 days following May 14, 2015, subject to certain exceptions.

This restriction shall lapse if our Common Stock achieves a volume weighted average price of least $6 per share with an average daily trading volume of at least $250,000 for any period of 20 consecutive trading days. As of September 30, 2015, all 4,400 shares of Series B Preferred Stock have been converted into 1,203,800 shares of our Common Stock.

In connection with the issuance and sale of the Series B Preferred Stock and Series B Investor Warrants, and as partial payment of the placement agent’s fees in connection therewith, the Company issued to the placement agent and certain of its principals warrants to purchase an aggregate of 72,230 shares of our Common Stock (the “Series B Placement Agent Warrants”) at an exercise price of $3.54 per share and otherwise with the same terms and conditions as the Series B Investor Warrants. The Series B Investor Warrants and Series B Placement Agent Warrants were issued in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act, based in part upon representations made by the Series B Investors to us in the securities purchase agreement dated June 8, 2015 between us and the Series B Investors and the placement agent’s sophistication as a registered broker dealer.

The shares of our Common Stock issuable upon exercise of the Series B Investor Warrants and Series B Placement Agent Warrants have been registered under the Securities Act on a resale shelf registration statement on Form S-3, File No. 333-205575, declared effective by the SEC on July 21, 2015.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of Exhibits is set forth on page II-6 of this Registration Statement and is incorporated herein by reference.

Item 17.	Undertakings.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, State of Illinois, on this 20th day of November, 2015.

NANOSPHERE, INC.

By:	/s/ Michael K. McGarrity
Michael K. McGarrity
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Michael K. McGarrity Michael K. McGarrity	Director, President and Chief Executive Officer (principal executive officer)	November 20, 2015

/s/ Farzana Moinuddin Farzana Moinuddin	Acting Principal Financial Officer and Interim Chief Accounting Officer (principal financial and accounting officer)	November 20, 2015

***	Director	November 20, 2015
Gene Cartwright

***	Director	November 20, 2015
Erik Holmlin

***	Director	November 20, 2015
Lorin J. Randall

***	Director	November 20, 2015
Michael J. Ward

***	Director	November 20, 2015
Kristopher A. Wood

*** by:	/s/ Farzana Moinuddin
Farzana Moinuddin
Attorney-in-fact

EXHIBITS

3.1	Amended and Restated Certificate Incorporation of Nanosphere, Inc. (filed as Exhibit 3.1 to the Company’s Amendment No. 2 to Form S-l as filed with the SEC on October 17, 2007 and incorporated herein by reference).

3.2	Certificate of Amendment to Certificate Incorporation of Nanosphere, Inc. (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 6, 2014 and incorporated herein by reference).

3.3	Certificate of Amendment to Certificate Incorporation of Nanosphere, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on April 7, 2015 and incorporated herein by reference).

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Nanosphere, Inc. dated May 12, 2015 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of Nanosphere, Inc. dated June 10, 2015 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

3.6	Amended and Restated Bylaws of Nanosphere, Inc. (filed as Exhibit 3.2 to the Company’s Amendment No. 2 to Form S-l as filed with the SEC on October 17, 2007 and incorporated herein by reference).

4.1*	Form of Securities Purchase Agreement.

5.1**	Opinion of Seyfarth Shaw LLP.

10.1	Nanosphere, Inc. 2000 Equity Incentive Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-l as filed with the SEC on August 13, 2007 and incorporated herein by reference).

10.2	Nanosphere, Inc. 2007 Long-Term Incentive Plan, as amended and restated (filed as Exhibit 10.4 to the Company’s Amendment No. 3 to Form S-l as filed with the SEC on October 29, 2007 and incorporated herein by reference).

10.3	Nanosphere Inc. 2014 Long-Term Incentive Plan, as amended (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on October 1, 2015 and incorporated herein by reference).

10.4	Form of Nanosphere, Inc. 2007 Long-Term Incentive Plan Incentive Stock Option Award Agreement (Time Vested) (filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-l as filed with the SEC on August 13, 2007 and incorporated herein by reference).

10.5	Form of Nanosphere, Inc. 2007 Long-Term Incentive Plan Non-Qualified Stock Option Award Agreement (Time Vested) (filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-l as filed with the SEC on August 13, 2007 and incorporated herein by reference).

10.6	Form of Nanosphere, Inc. 2007 Long-Term Incentive Plan Option Award Agreement (Cliff-vested, performance-accelerated) (filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-l as filed with the SEC on August 13, 2007 and incorporated herein by reference).

10.7	Form of Restricted Share Unit Award Agreement under the Company’s 2007 Long-Term Incentive Plan (filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 8, 2013 and incorporated herein by reference).

10.8	Employment Agreement, dated September 5, 2005, by and between the Company and Michael McGarrity (filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-l as filed with the SEC on August 13, 2007 and incorporated herein by reference).

10.9	Employment Agreement, dated April 25, 2007, by and between the Company and J. Roger Moody, Jr. (filed as Exhibit 10.13 the Company’s Registration Statement on Form S-l as filed with the SEC on August 13, 2007 and incorporated herein by reference).

10.10	License Agreement, dated as of January 1, 2006, by and between Northwestern University and the Company (filed as Exhibit 10.16 to the Company’s Amendment No. 1 to Form S-l as filed with the SEC on September 27, 2007 and incorporated herein by reference).

10.11	Non-Exclusive License Agreement, dated as of December 20, 2002, by and between the Company and Abbott Laboratories (filed as Exhibit 10.17 to the Company’s Amendment No. 1 to Form S-l as filed with the SEC on September 27, 2007 and incorporated herein by reference).

10.12	Form of Indemnification Agreement (filed as Exhibit 10.29 to the Company’s Amendment No. 2 to Form S-1 as filed with the SEC on October 17, 2007 and incorporated herein by reference).

10.13	Second Amended and Restated Registration Rights Agreement, dated August 19, 2009 (filed as Exhibit 10-1 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 5, 2009 and incorporated herein by reference).

10.14	Lease Agreement, dated August 28, 2009, between the Company and Northbrook Commercial Properties, LLC (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on September 9, 2009 and incorporated herein by reference).

10.15	License Agreement, dated July 9, 2010, between the Company and Accelr8 Technology Corporation (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on July 15, 2010 and incorporated herein by reference).

10.16	Loan and Security Agreement dated as of May 6, 2013 among Oxford Finance LLC, as collateral agent, and Oxford Finance LLC and Silicon Valley Bank, as Lenders, and the Company (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on May 7, 2013 and incorporated herein by reference).

10.17	First Amendment dated February 18, 2014 to Loan and Security Agreement among Oxford Finance LLC, as collateral agent, and Oxford Finance LLC and Silicon Valley Bank, as Lenders, and the Company (filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K as filed with the SEC on February 18, 2014 and incorporated herein by reference).

10.18	Secured Promissory Note dated May 6, 2013 issued to Silicon Valley Bank (filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K as filed with the SEC on February 18, 2014 and incorporated herein by reference).

10.19	Secured Promissory Note dated May 6, 2013 issued to Oxford Finance LLC (filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K as filed with the SEC on February 18, 2014 and incorporated herein by reference).

10.20	Secured Promissory Note dated May 6, 2013 issued to Oxford Finance LLC (filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K as filed with the SEC on February 18, 2014 and incorporated herein by reference).

10.21	Consulting and Non-Competition Agreement, dated as of October 25, 2013, by and between the Company and Gene Cartwright, Ph.D. (10) (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 6, 2013 and incorporated herein by reference).

10.22	Common Stock Purchase Agreement, dated as of March 18, 2014, by and between the Company and Aspire Capital Fund, LLC (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on March 18, 2014 and incorporated herein by reference).

10.23	Registration Rights Agreement, dated as of March 18, 2014, by and between the Company and Aspire Capital Fund, LLC (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on March 18, 2014 and incorporated herein by reference).

10.24	Commitment letter dated May 7, 2015 by and between the Company, as borrower, and NSPH Funding LLC and SWK Funding LLC, as Lenders (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 12, 2015 and incorporated herein by reference).

10.25	Loan and Security Agreement dated as of May 14, 2015 among NSPH Funding LLC, as collateral agent, and NSPH Funding LLC and SWK Funding LLC, as Lenders, and the Company (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

10.26	Intellectual Property Security Agreement dated as of May 14, 2015, made by the Company in favor of NSPH Funding LLC (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

10.27	Registration Rights Agreement dated as of May 14, 2015 among NSPH Funding LLC, SWK Funding LLC, and the Company (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

10.28	Securities Purchase Agreement dated May 11, 2015 by and between the Company, Sabby Volatility Warrant Master Fund, Ltd. And Sabby Healthcare Master Fund, Ltd. (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

10.29	Registration Rights Agreement dated May 11, 2015 by and between the Company, Sabby Volatility Warrant Master Fund, Ltd. And Sabby Healthcare Master Fund, Ltd. (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

10.30	Agreement between the Company and Chord Advisors, LLC dated June 2, 2015 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on June 2, 2015 and incorporated herein by reference).

10.31	Securities Purchase Agreement dated June 8, 2015 by and between the Company, Sabby Volatility Warrant Master Fund, Ltd. And Sabby Healthcare Master Fund, Ltd. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

10.32	Registration Rights Agreement dated June 8, 2015 by and between the Company, Sabby Volatility Warrant Master Fund, Ltd. And Sabby Healthcare Master Fund, Ltd. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

10.33	First Amendment to Loan and Security Agreement dated July 29, 2015 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on July 31, 2015 and incorporated herein by reference).

10.34	Change in Control and Severance Agreement dated August 5, 2015 by and between the Company and Michael K. McGarrity (filed as Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 10, 2015 and incorporated herein by reference).

10.35	Change in Control and Severance Agreement dated August 5, 2015 by and between the Company and Kenneth Bahk (filed as Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 10, 2015 and incorporated herein by reference).

10.36	Change in Control and Severance Agreement dated August 5, 2015 by and between the Company and Farzana Moinuddin (filed as Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 10, 2015 and incorporated herein by reference).

10.37	Retention Agreement dated August 5, 2015 by and between the Company and Michael K. McGarrity (filed as Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 10, 2015 and incorporated herein by reference).

10.38	Retention Agreement dated August 5, 2015 by and between the Company and Kenneth Bahk (filed as Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 10, 2015 and incorporated herein by reference).

10.39	Retention Agreement dated August 5, 2015 by and between the Company and Farzana Moinuddin (filed as Exhibit 10.16 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 10, 2015 and incorporated herein by reference).

23.1**	Consent of Deloitte & Touche LLP.

23.2**	Consent of Seyfarth Shaw LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page).

*	To be filed by amendment.
**	Filed herewith.